FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

APARTMENT HOUSING OF EAST BREWTON, LTD.

DECEMBER 31, 2007

APARTMENT HOUSING OF EAST BREWTON, LTD.

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
APARTMENT HOUSING OF EAST BREWTON, LTD.

We have audited the accompanying balance sheet of APARTMENT HOUSING OF EAST BREWTON, LTD., as of December 31, 2007 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of APARTMENT HOUSING OF EAST BREWTON, LTD. as of December 31, 2007 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Mieunier and LeBlanc, L.L.P
Metairie, Louisiana
February 12, 2008

APARTMENT HOUSING OF EAST BREWTON, LTD.

BALANCE SHEET

DECEMBER 31, 2007

ASSETS
Current Assets
Cash	$2,380
Receivable - Other	253
Receivable - Tenant	2,085
Prepaid Insurance	8,749

Total Current Assets	13,467

Restricted Deposits and Funded Reserves
Tax and Insurance	1,388
Replacement Reserve	68,950
Security Deposits	9,759

Total Restricted Deposits and Funded Reserves	80,097

Property and Equipment
Land	69,000
Building and Improvements	2,185,247
Furniture, Fixtures and Equipment	99,454
2,353,701
Less: Accumulated Depreciation	(691,290)

Total Property and Equipment	1,662,411

Other Assets
Deposits	75

Total Other Assets	75

TOTAL ASSETS	$1,756,050

See auditors' report and accompanying notes

APARTMENT HOUSING OF EAST BREWTON, LTD.

BALANCE SHEET

DECEMBER 31, 2007

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
Accounts Payable	$11,105
Accrued Partners' Fee Payable	1,500
Security Deposits Payable	9,590
Tenant Overage Payable	185
Payroll Taxes Payable	587
Accrued Interest Payable	41,465
Accrued Property Taxes Payable	4,573
Current Maturities of Mortgage Payable	9,930

Total Current Liabilities	78,935

Long-Term Liabilities
Mortgage Payable, net of current maturities	1,091,879
Obligation Under Interest Rate Swap	18,503

Total Long-Term Liabilities	1,110,382

Total Liabilities	1,189,317

Partners' Equity
Partners' Capital	585,236
Unrealized Loss on Cash Flow Hedge	(18,503)

Total Partners' Equity	566,733

TOTAL LIABILITIES AND PARTNERS' EQUITY	$1,756,050

See auditors' report and accompanying notes

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENT OF OPERATIONS

DECEMBER 31, 2007

Revenues
Rental	$146,421
Miscellaneous Charges	3,640

Total Revenues	150,061

Operating Expenses
Administrative	18,865
Bad Debt	4,237
Management Fees	13,037
Repairs and Maintenance	27,929
Taxes and Insurance	39,174
Utilities	14,264

Total Operating Expenses	117,506

Income from Operations	32,555

Partnership and Financial Income (Expense)
Interest Income	446
Interest Expense	(20,187)
Partnership Management Fees	(250)

Total Partnership and Financial Income (Expense)	(19,991)

Income (Loss) from Operations before Depreciation	12,564

Depreciation	(65,287)

Net loss	(52,723)

Other Comprehensive Income (Loss)
Unrealized Gain (Loss) on cash flow hedging arising during the period	(3,206)

Total Other Comprehensive Income (Loss)	(3,206)

Total Comprehensive Loss	$(55,929)

See auditors' report and accompanying notes

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2007

	General Partners	Limited Partners	Total Partners’ Capital
Balance - January 1, 2007	$(718)	$638,677	$637,959

Net Loss	(527)	(52,196)	(52,723)

Balance - December 31, 2007	$(1,245)	$586,481	$585,236

See auditors' report and accompanying notes

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENT OF CASH FLOWS

DECEMBER 31, 2007

Cash flows from operating activities:
Net Loss	$(52,723)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	65,287
(Increase) decrease in accounts receivable - tenant	135
(Increase) decrease in prepaid insurance	(7,625)
(Increase) decrease in other receivables	(253)
Increase (decrease) in accounts payable	4,267
Increase (decrease) in accrued partners' fees	250
Increase (decrease) in security deposits payable	(125)
Increase (decrease) in tenant overage payable	25
Increase (decrease) in payroll taxes payable	(83)
Increase (decrease) in accrued interest payable	4,570
Increase (decrease) in accrued property taxes	(20)
Total adjustments	66,428
Net cash provided (used) by operating activities	13,705

Cash flows from investing activities:
(Deposit) withdrawal tax and insurance escrow	1,588
(Deposit) withdrawal reserve account	(8,436)
(Deposit) withdrawal security deposit account	2,459
Net cash provided (used) by investing activities	(4,389)

Cash flows from financing activities:
Principal payments on Mortgage loan	(9,018)
Net cash provided (used) by financing activities	(9,018)

Net increase (decrease) in cash and equivalents	298
Cash and equivalents, beginning of year	2,082

Cash and equivalents, end of year	$2,380

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$15,617

See auditors' report and accompanying notes

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007
NOTE A - NATURE OF OPERATIONS

APARTMENT HOUSING OF EAST BREWTON, LTD. (the "Partnership"), an Alabama limited partnership, was formed in June 1998 for the purpose of constructing and operating a forty (40) unit apartment complex in East Brewton, Alabama, known as Summerchase Apartments (the "Project"), for low and moderate income persons. Such projects are regulated by the Alabama Housing Finance Authority as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts. Construction was completed and the units were available for rental in February of 1999.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies have been followed in the preparation of the financial statements:

Basis of accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents. Cash flows from interest rate swap hedging the company's mortgage payable are classified as interest paid in the statement of cash flows.

Income Taxes

Items of income and loss pass through to the individual partners for both Federal and State income tax purposes; therefore, the financial statements reflect no tax liability or benefit. Modified accelerated cost recovery system (MACRS) is used for income tax reporting purposes.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Advertising
The partnership expenses the cost of advertising the first time the advertising activity takes place.

APARTMENT HOUSING OF EAST BREWTON, LTD.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fixed assets

Property and equipment are stated at cost less accumulated depreciation as calculated under the straight-line and declining balance methods. The assets are being depreciated as follows:

Buildings	40 years, straight-line
Furniture, fixtures and equipment	5-7 years, declining balance

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" the Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007.

Tenant Receivables and Bad Debt Policy

Tenant rent charges for the current month are due on the first of the month. Tenants who are evicted or move out are charged with damages or cleaning fees, if applicable. Tenant receivable consists of amounts due for rental income, security deposit or the charges for damages and cleaning fees. The partnership does not accrue interest on the tenant receivable balances.

The partnership has not established an allowance for doubtful accounts and does not use the reserve method for recognizing bad debts. Bad debts are treated as direct write-offs in the period management determines that collection is not probable. The direct write-off method does not differ materially from the reserve method. Bad debt expense recognized in 2007 amounted to $4,237.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007
NOTE C - RESTRICTED DEPOSITS AND FUNDED RESERVES

Under the terms of the HOME Investment Partnership Program agreement, the partnership is required to maintain these restricted accounts as follows:

Replacement Reserve

The partnership is to transfer monthly a minimum amount of $833 until the account reaches a balance of $70,000. Any disbursements from this account are subject to the approval of Alabama Housing Finance Authority.

Security Deposits

A separate account is maintained for tenant security deposits as specified under Alabama law.

Taxes and Insurance

The partnership is to transfer monthly an amount estimating one-twelfth of the annual cost of real estate taxes and insurance. These expenditures are then to be paid from this account.

NOTE D - LONG -TERM DEBT

Long-term debt is summarized as follows:

2007

Mortgage note payable in monthly installments (including principal and interest at a variable rate of 1.75% per annum over LIBOR) to Compass Bank, secured by land, building, cash, receivables and income, maturing May 2019. The interest rate at December 31, 2007 is 6.595%.	$180,809

Mortgage note payable to Alabama's HOME Investment Partnership Program. No payment due until maturity in May 2019. Interest accrues annually at 1/2 of 1% until maturity.	921,000
1,101,809

Less: principal due within one year	(9,930)

Total Long-Term Debt	$1,091,879

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE D - LONG -TERM DEBT (CONTINUED)

Aggregate annual maturities for the mortgage payable over each of the next five years are as follows:

December 31, 2008	$9,930
2009	10,748
2010	11,682
2011	12,698
2012	13,712
and thereafter	1,043,039
Total	$1,101,809

NOTE E - INTEREST RATE SWAP

On July 12, 2002, the partnership entered into an interest rate swap agreement with Compass Bank. The purpose of this agreement was to hedge cash flows against variable interest rates on their mortgage loan to Compass Bank. The terms include a notional amount equal to the outstanding mortgage loan whereby the partnership pays a fixed rate of interest, 8.25%, and receives a variable rate of interest equal to 1.75% over LIBOR not less than 5.25% and expires May 1, 2019. The net payments are calculated and paid on a monthly basis. The carrying amount of the swap has been adjusted to its fair value at the end of the year, which because of changes in forecasted levels of LIBOR resulted in reporting a liability for the fair value of the future net payments forecasted under the swap. The liability is classified as non-current since management does not intend to settle it during 2008. Since the critical terms of the swap and the note are the same, the swap is assumed to be completely effective as a hedge, and none of the change in its fair value is included in income. Accordingly, all of the adjustment of the swap's carrying amount is reported as other comprehensive loss. Estimated net payments of $5,307 are expected to be reclassified into earnings within the next twelve months.

NOTE F - RELATED PARTY TRANSACTIONS

Apartment Services and Management, Inc., an affiliate of the general partners managed the project during 2007 pursuant to a contract approved by the Alabama Housing Finance Authority. Management fees are $13,037 in 2007. Management fees included in accounts payable at December 31, 2007 are $9,882.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE G - CURRENT VULNERABILITIES DUE TO CERTAIN CIRCUMSTANCES

The partnership's operations are concentrated in the low-income real estate market. In addition, the partnership operates in a heavily regulated environment. The operations of the partnership are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, the state housing financing agency. Such administrative directives, rules and regulations are subject to change by federal and state agencies. Such changes occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

NOTE H - RECONCILIATION OF FINANCIAL LOSS TO TAXABLE LOSS

A reconciliation of financial statement net loss to ordinary loss of the partnership, as reported on the partnership's information return, for the year ended December 31 is as follows:

2007
Financial statement net loss	$(52,723)
Reconciling items:
Financial statement depreciation	65,287
Tax return depreciation	(86,362)

Partnership tax return ordinary loss	$(73,798)

NOTE I - COMMITMENTS AND CONTINGENCIES

On December 31, 2007, the partnership was contingently liable under a $37,412 standby letter of credit at a financial institution expiring September 2009.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

The partnership has a number of financial instruments, none of which are held for trading purposes. The partnership estimates that the fair value of all financial instruments at December 31, 2007 do not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the partnership using available market information and appropriate valuation methodologies. Considerable judgment is required when interpreting market data to develop estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the partnership could realize in a current market exchange.